SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 19, 2007

CHEMBIO DIAGNOSTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-30379	88-0425691
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
3661 Horseblock Road
Medford, NY 11763
(Address of principal executive offices)
631-924-1135
(Registrant’s Telephone Number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01.  REGULATION FD DISCLOSURE.

The Company and the holders of the Company’s Series A, Series B and Series C Convertible Preferred Stock (collectively, the “Preferred Stock”), and the holders of certain of the Company’s other outstanding warrants and options (the “Non-Employee Options”) not including options or warrants issued to employees or directors in their capacity as such, are considering amendments to the terms of the Preferred Stock and those warrants and options.  These amendments and the related transactions are collectively referred to herein as the “Plan.”

Pursuant to the terms of the Plan, all of the outstanding Series A and Series B Preferred Stock, other than the Series A Preferred and Series B Preferred held by the Company’s Chief Executive Officer, Lawrence A. Siebert, would be converted into shares of the Company’s $.01 par value common stock (the “Common Stock”) at a conversion rate of $0.40 per share of Common Stock.  The Series A Preferred and Series B Preferred held by Mr. Siebert would be converted at the rate of $0.48 per share of Common Stock.  The Plan also provides for all the outstanding Series C Preferred Stock to be converted into shares of Common Stock at the rate of $0.48 per share of Common Sock, and for any accrued but unpaid dividends on any shares of the Preferred Stock to be converted into shares of Common Stock.

The Plan would reduce, for a limited time period, the exercise price of all of the warrants so that at the time of the closing of the Plan (the “Closing”) (i) the warrants would be exercisable for cash for $0.40 per share; and (ii) the warrants would be exercisable on a cashless basis at an exercise price of $0.45 per share.  Warrant holders who exercise at least 25% of their warrants for cash at $0.40 per share at the Closing would be permitted, but not required, to exercise the remaining balance of their warrants for cash or on a cashless basis at an exercise price of $0.45 per share at any time on or before March 31, 2008.  If a Warrant holder exercises at least 25% of its warrants for cash at the Closing, but does not exercise the remaining balance of its warrants for cash or on a cashless basis on or before March 31, 2008, then the exercise price of the remaining warrants would revert to the original exercise price on April 1, 2008, subject to any applicable adjustment.  For a Warrant holder that does not exercise at least 25% of its warrants for cash at the Closing, the exercise price of its warrants would revert to the original exercise price, subject to any applicable adjustment, on the first trading day after the Closing.  Beginning April 1, 2008, in addition to being exercisable for cash, such holders would be permitted to exercise their warrants on a cashless basis based on the VWAP for the ten-trading day period that ends on the first trading day immediately preceding the date of such Warrant exercise.

In addition to the amendments to the warrants, the Plan includes amendments to the (i) Non-Employee Options and (ii) the warrants previously issued in connection with the Company’s Securities Purchase Agreement, dated as of June 29, 2006, that are similar to the proposed amendments to the warrants.  The warrants also would be amended to provide that the anti-dilution provisions will not cause any adjustment to the exercise price or number of shares issuable based on any issuance or other action taken in connection with the Plan.

The Plan’s cashless exercise provision would permit a Warrant holder to use any excess of the market price of the Company’s Common Stock over the exercise price of a Warrant as part of the exercise price for another Warrant by submitting both warrants at the time of exercise.  Pursuant to the Plan, at the Closing a Warrant holder would be entitled to use the greater of (i) $0.53 or (ii) the VWAP for the ten-trading day period that ends on the second trading day prior to the Closing as the value of the Common Stock, so that each Warrant used as part of the exercise price payment will represent the difference between the greater of these two values and the $0.45 Warrant exercise price.  After the Closing, the value of a warrant to be used as part of the exercise price payment in such cashless exercise would equal the excess of the VWAP for the ten-trading day period that ends on the first trading day immediately preceding the date of such warrant exercise over the exercise price of a warrant.

The Company will not consummate the Plan unless it obtains a minimum of $2,000,000 of Warrant exercises for cash pursuant to the Plan.  In this regard, Crestview Capital Master, LLC (“Crestview”), Inverness Medical Innovations, Inc. and Big Bend Investments XXXI, LP have indicated that they intend to exercise all of their Series C warrants for cash at Closing.  In addition, Lawrence A. Siebert has indicated that he will exercise 250,000 his of Series A warrants for cash at Closing.  As a result of these transactions, the Company expects to receive at least $787,500 at Closing.  Crestview has also indicated that, to the extent necessary for the Company to obtain the $2,000,000 capital infusion, in addition to exercising 100% of its Series C warrants (approximately 9% of Crestview’s total warrants) for cash at the Closing, it will agree to exercise up to $1,000,000 of its Series B warrants on or before March 31, 2008, provided that all its other Series B warrants will be amended to provide that they can be exercised for $0.45 cash or $0.45 on a cashless basis at any time on or before March 31, 2008.

The Company is working with Collins Stewart LLC (“Collins Stewart”), an investment banking advisor, with respect to the Plan transactions.  As compensation for the services rendered by Collins Stewart, the Company will pay Collins Stewart certain cash fees , as well as reimbursement, up to specified thresholds, for its reasonable counsel and out-of-pocket expenses related to the Plan.

The Plan will not be implemented, in part or whole, unless substantially all of the Plan is approved by the required number of holders of Preferred Stock, the warrants and Non-Employee Options.  The Company will use a portion of any new equity to pay certain expenses incurred in implementing the Plan, including fees payable to Collins Stewart, legal fees and other costs of the Plan, as well as for general working purposes.

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In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing.  This Current Report on Form 8-K does not constitute a determination of whether any information included herein is material

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  October 19, 2007                                                        Chembio Diagnostics, Inc.

By:    /s/ Lawrence A. Siebert
Lawrence A. Siebert
Chief Executive Officer